Exhibit 10.3
INTERNATIONAL PAPER COMPANY
2017 MANAGEMENT INCENTIVE PLAN (MIP)
Amended and Restated as of January 1, 2017
I.        Purposes of the Plan and Plan Description
The purposes of this Plan are to: (a) provide an incentive to reward Participants for results in improving the financial performance of the Company; (b) attract and retain the best talent available; and (c) further align the interests of the Participants and the Company’s shareowners.
The Plan is an annual cash incentive plan developed around the achievement of pre-established Performance Objectives and funded based on the Company’s achievement level against those Performance Objectives.
II.    Definitions
Award Scale
“Award Scale” means the conversion of the Performance Objective Rating to a percent of Target Award earned.
Cause
“Cause” includes but is not limited to misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples include insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc.
CEO Special Award Pool
“CEO Special Award Pool” means the amount payable for CEO Special Awards as determined in Section III.
Committee
“Committee” means the Management Development and Compensation Committee of the Company’s Board of Directors.
Company
“Company” means International Paper Company, a New York corporation, together with its Subsidiaries.

Earnings Before Interest, Taxes, Depreciation and Amortization or EBITDA
“Earnings Before Interest, Taxes, Depreciation and Amortization” or “EBITDA” means (1) earnings from continuing operations before interest, income taxes, equity earnings and cumulative effect of accounting changes, and before the impact of special items and non-operating pension expense, plus (2) depreciation, amortization, and cost of timber harvested. The Company’s EBITDA metric excludes the impact of non-operating pension expense and special items, including by way of example but without limitation gains or losses associated with the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual or infrequently occurring items as described in then-current generally accepted accounting principles; (f) unusual or infrequently occurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.
Employee
“Employee” means a regular, active, full-time employee of the Company employed on a non-temporary basis.

•	Executive Officer
An Employee in a position designated as Senior Vice President or above.
Misconduct
“Misconduct” includes but is not limited to an act detrimental to the business interest or reputation of the Company or any act determined to be a deliberate disregard of the Company’s rules, or violation of the Employee’s Non-Competition or Non-Solicitation Agreement.
Operating Plan
“Operating Plan” means the Operating Plan for the Plan Year as approved by the Company’s Board of Directors.
Participant
“Participant” means a person who has been designated as a participant in the Plan, according to Section V.
Performance Objective Rating

“Performance Objective Rating” means the percentage amount assigned to a
Performance Objective for a level of performance achievement.
Performance Objectives
“Performance Objectives” mean the measures identified by the Company and approved by the Committee identified in Section VI.
Plan or MIP
“Plan” or “MIP” means this Management Incentive Plan, amended and restated as of January 1, 2017.
Plan Year
“Plan Year” means the twelve month period corresponding to the Company’s fiscal year (January 1 through December 31).
Retirement Eligible
“Retirement Eligible” means an employee is at least age 55 with 10 years of service or age 65
Return on Invested Capital or ROIC
“Return on Invested Capital” or “ROIC” means operating earnings before interest, including both earnings from continuing and discontinued operations (up through the date of sale), and before the impact of special items and non-operating pension expense, divided by average invested capital. Invested capital is total equity (adjusted for pension) plus interest bearing liabilities. The numerator in the Company’s ROIC metric excludes the impact of non-operating pension expense and special items, including by way of example but without limitation gains or losses associated with the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual or infrequently occurring items as described in then-current generally accepted accounting principles; (f) unusual or infrequently occurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

Subsidiary
“Subsidiary” means any company that is owned (50% or more) or controlled by the Company, directly or indirectly.
Target Award
“Target Award” means an amount equal to (a) for each Executive Officer, the percentage of base salary approved for such officer by the Committee or, for the CEO, by the independent members of the Company’s Board of Directors, and (b) for each other Participant, the percentage of salary range midpoint applicable to the actual position level of such Participant, shown in Appendix A.
Total MIP Award Pool
“Total MIP Award Pool” means an amount generated by the sum of eligible Participants’ Target Awards multiplied by the Company’s percentage achievement of its Performance Objectives.
III.        CEO Special Award Pool
The CEO may approve the payment of CEO Special Awards to Employees for extraordinary individual performance. The CEO may designate a portion of the Total MIP Award Pool to fund CEO Special Awards (regardless of whether the recipients are otherwise eligible to participate in the Plan), or CEO Special Awards may be funded separately from the Plan without any impact to the Total MIP Award Pool. The CEO Special Award Pool, if any, has historically been in the range of 1.5% to 3.0% of the Total MIP Award Pool.
IV.     Administration of the Plan
The Plan operates at the discretion of the Committee. The Committee may exercise considerable discretion and judgment in interpreting the Plan, and adopting, from time to time, rules and regulations that govern the administration of the Plan.
The Committee has delegated authority to the CEO or his designee for the day-to-day administration of the Plan, except with respect to awards made to the CEO or any other Executive Officer.
Decisions of the Committee are final, conclusive and binding on all parties, including the Company, its shareowners, and employees.

V.    Participation in the Plan
Participation in the Plan is limited to Executive Officers and individuals who meet the definition of Employee set forth in Section II whose position level is 14 or higher. Except as set forth in Section VII, a Participant must be an Employee as of September 30 of the Plan Year and on the date of the award payout in order to be eligible to receive a payout.
Employees who are eligible for participation in any other short-term, cash-based incentive compensation plan of the Company are not eligible for participation in this Plan.
An Employee who becomes eligible to participate in the Plan during the Plan Year or who moves from one eligible position level to another position level or becomes an Executive Officer will be eligible for a prorated award. An Employee who moves from an eligible position to a non-eligible position during the Plan Year will be eligible for a prorated award based on the number of months the employee was eligible during the Plan Year.
Participation in this Plan, or receipt of an award under this Plan, does not give a Participant or Employee any right to a subsequent award, or any right to continued employment by the Company for any period.
VI.        Award Pool and Award Scale

A.	Performance Objectives – Funding the Total MIP Award Pool
The Company must achieve at least a minimum level of performance, as pre-established and approved by the Committee, in order to fund the Total MIP Award Pool.
The Total MIP Award Pool will be determined based on achievement of the Performance Objectives listed below during the Plan Year.
The maximum level of performance achievement that may be applied to calculate the Total MIP Award Pool for the Plan Year is 200%.

• 70% Weight: Absolute EBITDA

Performance	Award %
Greater than Operating Plan and up to 20% above Operating Plan	+0.125% for each $1MM improvement greater than Operating Plan up to 20% above Operating Plan
Operating Plan	100%
From 75% of Operating Plan to less than Operating Plan	-0.05% for each $1MM drop below Operating Plan down to 75% of Operating Plan
30% Weight: Absolute ROIC

Performance	Award %
Greater than Operating Plan and up to 30% above Operating Plan	'+ 3.33% for each 0.1% improvement greater than Operating Plan up to 30% above Operating Plan
Operating Plan	100%
From 75% of Operating Plan to less than Operating Plan	'-2.0% for each 0.1% drop below Operating Plan down to 75% of Operating Plan

•	Performance Objective Rating
The Company’s achievement of each Performance Objective will be evaluated by the Company as of the end of the Plan Year, and reviewed and verified by the Company’s external auditors.
The Company’s determination of performance achievement will be presented to the Committee for its review and approval at the February meeting following the end of the Plan Year.

B.	Approval by the Committee of the Total MIP Award Pool
The Committee approves the Total MIP Award Pool based on the Company’s performance achievement against the Performance Objectives described above.

The Committee may determine in its sole discretion to reduce or eliminate the Total MIP Award Pool based upon any objective or subjective criteria it deems appropriate.
The Committee may determine in its sole discretion to increase the Total MIP Award Pool above the calculated amount by no more than 25% based upon any objective or subjective criteria it deems appropriate. In no event shall the Total MIP Award Pool exceed the Maximum Award Pool of 200%.
The Company shall make every effort to provide projected performance achievement to the Committee by the December meeting with the intent of understanding the Committee’s desire whether to exercise its discretion with regard to increasing or decreasing the Total MIP Award Pool.
The amount allocated for payment of awards under the Plan and for the CEO Special Award Pool may not exceed the Total MIP Award Pool.
VII.    Individual Participant Awards

A.	Individual Award Recommendations
Following the end of the Plan Year, the CEO (in consultation with the Senior Vice President, Human Resources) will recommend to the Committee the individual MIP awards for awards made to any Executive Officer (other than the CEO) and an aggregate award amount for all other Participants.
The Committee will recommend to the independent members of the Board the amount of the MIP award for the CEO and any other employee-director, if any.
These recommendations will be presented to the Committee, and in the case of the CEO to the Board, for its review and approval at the February meeting following the end of the Plan Year.

B.	Payout of Individual Awards
Participants each have a Target Award expressed as (a) for each Executive Officer, a percentage of base salary approved for such officer by the Committee or, for the CEO, by the independent members of the Company’s Board of Directors, and (b) for each other Participant, a percentage of the midpoint of a defined salary range based on position level as set forth on the attached Appendix A.
A Participant’s Calculated Award is equal to the Participant’s Target Award multiplied by the Company’s actual performance percentage achieved and may be reduced by the percentage designated for the CEO Special Award Pool.

A Participant’s Final Award is equal to the Participant’s Calculated Award adjusted by the Participant’s individual performance achievement, which may or may not include business unit, facility or mill performance, as determined by his or her manager against pre-established performance objectives. A Participant’s individual award is capped at 200% of his or her Target Award.
A Participant may be eligible to receive a CEO Special Award in addition to his or her Final Award, which may cause the Participant’s actual award to be paid to exceed 200%, provided, however, that if CEO Special Awards are funded through the Plan the sum of all Final Awards plus CEO Special Awards may not exceed the Total MIP Award Pool.
The following is an example of an award payout calculation for a Participant.

C.	Impact of Temporary Layoff for Salaried Employees
The MIP award of a Participant who is involuntarily, temporarily laid off by the Company will be determined as follows:

•
Layoff of three months or less followed by return to active employment for Company: The Participant will be eligible for his or her Calculated Award payable under the terms of the Plan. The Calculated Award will not be reduced for the period of temporary layoff.

•
Layoff of three months or less followed by termination of employment: The Participant will be eligible for his or her Calculated Award payable under the terms of the Plan. The Participant’s eligibility for an award will be determined under Section VII(E) and (F). The award payable, if any, will not be reduced for the period of temporary layoff.

D.	Impact of Leave of Absence for Salaried Employees
A Participant’s Target Award will not be prorated for the number of months on a leave of absence during the Plan Year.  The Participant’s final award is based on the Participant’s individual performance achievement, which may include business unit, facility or mill performance, as determined by his or her manager against pre-established performance objectives.

E.	Cancellation of Award Upon Certain Events Prior to Payout
An award not yet paid (prior to actual payment, see Note below) will cancel as of the date of the Participant’s termination of employment in the following events:

•	Voluntary resignation before retirement eligibility;

•	Termination for Cause;

•	Violation of a Non-Compete, Non-Solicitation or Confidentiality Agreement, as applicable;

•
Failure by an Executive Officer to submit notice of retirement one year in advance of the effective date of his or her retirement, except in the event of death, disability or waiver by the Management Development and Compensation Committee; and

•
Misconduct. The determination of whether a Participant has engaged in Misconduct shall be made by the Senior Vice President, Human Resources, or by the Management Development and Compensation Committee with regard to employees of the Company in a position designated as Senior Vice President or above, or by the Board of Directors for a determination with regard to the Chief Executive Officer.

Note: Awards will be cancelled in the situations listed above even if time and performance have been met but the award has not yet been physically paid at the time of termination. Any dispute as to whether any of the events described in this paragraph have occurred will be resolved by the Committee in its sole discretion in accordance with Section IV.

F.	Proration Upon Certain Events
An award not yet paid will be prorated based upon the number of months of employment during the Plan Year in which the Participant worked 15 days or more.
Awards paid at the target amount in connection with a termination scenario during the Plan Year are not deemed an MIP Award and accordingly are not paid from the

Total MIP Award Pool, but instead are charged to the appropriate cost center, as part of the termination allowance.

TERMINATION SCENARIO	DATE OF TERMINATION	AMOUNT TO BE PAID	TIME OF PAYMENT
For All MIP-eligible Employees other than Senior Vice Presidents & CEO
DURING PLAN YEAR
• Death • Long-Term Disability • Eligible for Termination Allowance * (see Note) • Divestiture of Participant’s Business	1/1 through 12/31	Pro rata Target Award	As soon as practical following termination
• Retirement eligible	1/1 through 11/30	Pro rata Target Award	As soon as practical following termination
	Month of December	Full Calculated Award based on Actual performance	At time of normal MIP payout
AFTER PLAN YEAR BUT BEFORE MIP PAYOUT
• Death • Long-Term Disability • Eligible for Termination Allowance* (see Note) • Divestiture of Participant’s Business • Retirement eligible	1/1 (of year following plan year) through MIP payout date	Full prior year Calculated Award based on Actual performance AND Pro rata Target Award for year of termination	Calculated Award is paid at time of normal MIP payout AND Pro rata Target Award is paid as soon as practical following termination
For Senior Vice Presidents and CEO
• Death • Long-Term Disability	1/1 through 12/31	Pro rata Target Award	As soon as practical following termination
• Retirement eligible • Eligible for Termination Allowance* (see Note) • Divestiture of Participant’s Business	1/1 through 12/31	Pro rata Calculated Award based on Actual performance	At time of normal MIP payout
*NOTE:

U.S.: Eligible for a Termination Allowance under Company Salaried Employee Severance Plan. A U.S. Participant who does not sign the Company’s Termination Agreement and Release in connection with the payment of a Termination Allowance will forfeit his or her MIP award, unless retirement eligible.

VIII.	Allocation of MIP Award Pool among Business Units and Corporate Staff Organizations
Each Business Unit and Corporate Staff Organization is allocated a portion of the Total MIP Award Pool, reduced by the CEO Special Award Pool, based on the Company’s performance achievement of the Performance Objectives. Such allocations may be further adjusted by the CEO based upon any objective or subjective criteria the CEO deems appropriate.
IX.    Payment of Awards

A.	Type of Payment
MIP awards are paid in cash unless deferred by the Participant. Alternatively, the Committee may, in its sole discretion, authorize payment of all or a portion of earned MIP awards to all or certain groups of Participants under the Company’s Incentive Compensation Plan in shares of Company stock.

B.	Time of Payment
Awards may be paid in one or two installments, as determined by the Committee. Each such installment will be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code and Treas. Reg. §1.409A-2(b)(2)(iii). In the event an award is paid in one installment, it will be made no later than March 15 following the Plan Year. In the event an award is paid in more than one installment, the first such payment will be made no later than March 15 following the Plan Year and the second such payment will be made no later than December 31 following the Plan Year. In no event will an award or any portion thereof be paid in the current Plan Year.
C.Payment to Beneficiaries
If a Participant dies prior to receipt of an approved award under the Plan, the award will be paid in accordance with the chart under Section VII(F) in a lump sum to the Participant’s estate as soon as practicable but in no event later than 90 days after the date of death.
D.Deferral of Payment
Any Participant who is eligible for and has elected to participate in the Company’s Deferred Compensation Savings Plan (“DCSP”) may elect to defer payment, not to exceed 85%, of any award under this Plan by filing an irrevocable MIP Deferral Election by the last business day in December of the year prior to the year in which such award would be earned. Awards or portions elected to be deferred will be credited with investment earnings or losses in accordance with provisions of, and the Participant’s elections under, the DCSP. MIP awards that are deferred will be paid in accordance with the payment terms of the DCSP.
X.    Recoupment or Forfeiture of Awards
If the Company reasonably believes that a Participant has committed an act of Misconduct either during employment or within 90 days after such employment terminates, the Company may terminate the Participant’s participation in the Plan or seek recoupment of an Award paid under this Plan. Recoupment may be effectuated by a notice of recapture (“Recapture Notice”) sent to such Participant within the 90-day period following the termination of employment. The Participant will be required to deliver to the Company an amount in cash equal to the gross cash payment of the Award to which such Recapture Notice relates within 30 days after receiving such Recapture Notice from the Company.
The Company has sole and absolute discretion to take action or not to take action pursuant to this Section X upon discovery of Misconduct, and its determination not to take action in any particular instance does not in any way limit its authority to terminate the participation of a Participant in the Plan and/or send a Recapture Notice in any other instance.
If any provision of this Section X is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
XI.    Impact of Restatement of Financial Statements Upon Previous Awards.
If any of the Company’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such Award made to any, all or any class of Participants with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award(s) exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such bases as it shall deem appropriate. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

XII.    Modification, Suspension or Termination of Plan
The Committee may at any time suspend, terminate, modify or amend any or all of the provisions of this Plan.
XIII.    Governing Law
The Plan is governed by the laws of the State of New York.
XIV.    Tax Withholding
The Company has the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.
XV.    IP Political Action Committee (“PAC”) Contributions
A Participant who makes a valid election in accordance with the Company’s procedures may deduct a specified amount or percentage from his or her MIP award for the purpose of contributing to the IP-PAC. The amount of the contribution may not exceed the federal limit for individual contributions to a political action committee. In no event shall a Participant’s election to contribute or not contribute to the IP-PAC have any impact on a Participant’s eligibility for, or amount of, his or her MIP award.
XVI.    Section 409A
The Plan is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be limited, construed and interpreted in accordance with such intent.

XVII.    Non-Transferability of Award
No award under this Plan, and no rights or interests therein, will be assignable or transferable by a Participant (or legal representative).
XVIII.    Effective Date
This Plan is effective as of January 1, 2017 and continues until terminated, suspended, modified, or amended by the Committee.

Appendix A
Management Incentive Plan (MIP)
2017 Target Awards

Position Level	Target Award (% of Midpoint)*	Target Award (Value)*
34 33	70% 65%	$403,100 $342,700
32	65%	$313,400
31	60%	$264,900
30	55%	$229,000
29	50%	$188,500
28	50%	$174,700
27	45%	$143,800
26	45%	$131,500
25	40%	$106,900
24	40%	$100,000
23	35%	$80,000
22	30%	$62,700
21	30%	$57,400
20	25%	$43,900
19	25%	$40,800
18	20%	$30,300
17	20%	$28,300
16	20%	$26,200
15	15%	$18,200
14	15%	$16,900

*Target Award % of Base Salary midpoint and value for non-U.S. participants may vary based on local market practice. The 2017 U.S. Core Salary Structure increased 3.0% over 2016, for PLs 14 and above.